UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 28, 2008

BearingPoint, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
1676 International Drive
McLean, VA 22102
(Address of principal executive offices)
Registrant’s telephone number, including area code (703) 747-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On October 28, 2008, BearingPoint, Inc. (the “Company”) was notified by the New York Stock Exchange (the “NYSE”) that the Company has fallen below the NYSE’s continued listing standard relating to minimum average market capitalization. The NYSE’s continued listing standard relating to minimum average market capitalization applicable to the Company requires that the Company have a minimum average market capitalization of $100 million over a consecutive 30-day trading period. In accordance with the NYSE’s rules, the Company has informed the NYSE of its intention to cure this deficiency and to submit a plan by December 12, 2008 demonstrating how it intends to do so.
     The Company continues to communicate with the NYSE regarding its efforts to achieve compliance with the NYSE’s continued listing standards. Given that the Company has, to date, been unable to reach agreement regarding a sale of all or a portion of the Company’s business, the Company’s Board of Directors recently directed our financial advisors to approach holders of our various series of subordinated, convertible debt to explore the feasibility of restructuring all or selected series of our convertible debt or exchanging existing convertible debt for equity. At present, we have no indication of what, if any, terms may be acceptable for any such restructuring and we can give no assurance that any of our existing convertible debt can be restructured or exchanged for equity in the near term or at all. However, the Company believes that some sale, restructuring of indebtedness or combination of the two is likely to be a necessary condition to achieving near-term compliance with the NYSE’s continued listing standard relating to minimum average market capitalization and the Company has previously communicated this position to the NYSE.
     The Company has also failed to maintain a $1.00 minimum average closing price, as required by NYSE continued listing standards, and has announced that it will recommend to its shareholders for approval a proposal for a reverse stock split at its next Annual Meeting of Stockholders currently scheduled for December 5, 2008. If approved, the reverse stock split would be implemented with the intention of attempting to cure the $1.00 minimum average closing price continued listing standard deficiency.
     The NYSE reserves the right to suspend trading in a company’s securities, regardless of the company’s continued efforts to comply with continued listing standards, if the NYSE decides the trading price of a company’s securities has become “abnormally low.” If the NYSE were to take such an action against the Company, the Company would have the right to a review of this determination by a Committee of the Board of Directors of NYSE Regulation. Any application to delist the Company’s common shares would be pending the completion of applicable procedures, including any appeal by the Company of the NYSE Regulation staff’s decision.
     On October 29, 2008, the Company issued a press release announcing the above notification by the NYSE. A copy of the press release is filed as Exhibit 99.1 to this Current Report and incorporated herein by reference.
* * * * *
     Some of the statements in this Current Report on Form 8-K constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, estimates and projections. Words such as “will,” “expects,” “believes,” “intends” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events or our future financial performance that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
     Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. The reasons for these differences include changes that occur in our continually changing business environment, and certain additional factors, including risks relating to the Company’s ability to: gain stockholder approval of and effect the proposed reverse stock split; reach agreement regarding a sale of all or a portion of its business; restructure all or a selected series of its convertible debt; effectively pursue other strategic alternatives; regain compliance with the NYSE continued listing standards, including the minimum average share price and minimum average market capitalization standards; maintain a trading price of the Company’s securities that is not considered “abnormally low” by the NYSE; avoid potential delisting from the New York Stock Exchange, as well as the other risk factors included in Item 1A, “Risk Factors” to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in its quarterly reports on Form 10-Q for its 2008 quarterly periods, as filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov. Please refer to these filings for additional information regarding these risks.

Item 9.01.	Financial Statements and Exhibits.

     (d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

99.1	Press Release of BearingPoint, Inc. dated October 29, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2008	BearingPoint, Inc.
	By:	/s/ Eddie R. Munson
Eddie R. Munson
Chief Financial Officer